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Exhibit 99(a)(5)

News

Investor Contact: Chip Merritt
610-738-6376
cmerritt@cephalon.com

Media Contact: Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

For Immediate Release

Cephalon Commences Tender Offer for 2 1/2 Percent
Convertible Subordinated Notes Due 2006

        Frazer, PA—June 10, 2005—Cephalon, Inc. (Nasdaq: CEPH) announced today that it has commenced a cash tender offer for all of its outstanding 2 1/2 percent Convertible Subordinated Notes Due December 2006. The tender offer will expire at 5:00 p.m. New York City Time on July 11, 2005, unless extended. The tender offer, which is described fully in the offer to purchase and the related letter of transmittal, is not subject to the receipt of any minimum amount of tenders.

        Cephalon is purchasing the notes to reduce outstanding debt and reduce interest expense. The tender offer will be funded from a portion of the proceeds of the company's recently completed public offering of 2.00 percent Senior Subordinated Convertible Notes due June 1, 2015. Cephalon is offering to purchase the notes at a price of $975.00 for each $1,000 of principal amount of notes tendered, plus accrued and unpaid interest up to, but not including, the date the notes are paid pursuant to the offer.

        Cephalon has retained Deutsche Bank Securities Inc. to act as Dealer Manager in connection with the offer.

        U.S. Bank National Association has been appointed to act as the depositary for the offer, and Morrow & Co., Inc. has been appointed to serve as information agent. Questions and requests for assistance and requests for copies of the offer to purchase and the related letter of transmittal may be directed to the information agent at 800-607-0088 or ceph.info@morrowco.com.

        Neither the Cephalon Board of Directors nor any other person makes any recommendation as to whether holders of notes should tender their notes, and no one has been authorized to make such a recommendation. Holders of notes must make their own decisions as to whether to tender their notes, and, if they decide to do so, the principal amount of notes to tender.

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SOURCE: Cephalon, Inc.    •    41 Moores Road    •    Frazer, PA 19355    •    (610) 344-0200    •    Fax (610) 344-0981

Cephalon Commences Tender Offer for 2 1/2 Percent Convertible Subordinated Notes

        This announcement is neither an offer to buy nor a solicitation of an offer to sell any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The complete terms and conditions of the tender offer are set forth in the offer to purchase dated today and the related letter of transmittal, which are included in a Tender Offer Statement on Schedule TO that is being filed by Cephalon today with the Securities and Exchange Commission. The Tender Offer Statement (including the offer to purchase, the letter of transmittal and related documents) will contain important information which should be read carefully before any decision is made with respect to the tender offer. The offer to purchase and the related letter of transmittal are being delivered to holders of the notes. Cephalon's Tender Offer Statement (including the offer to purchase, the letter of transmittal and related documents) will also be available for free on the Commission's Web site at www.sec.gov.

        Cephalon, Inc.

        Cephalon currently markets three proprietary products in the United States: PROVIGIL® (modafinil) [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally.

* * *

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.

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SOURCE: Cephalon, Inc.    •    41 Moores Road    •    Frazer, PA 19355    •    (610) 344-0200    •    Fax (610) 344-0981

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  Exhibit 99(a)(5)